EXHIBIT 99.1

 The Simsbury Bank Announces Rodney Reynolds Elected a Bank Director

    SIMSBURY, Conn.--(BUSINESS WIRE)--April 9, 2007--The Simsbury Bank & Trust Company, a subsidiary of SBT Bancorp, Inc. (OTCBB: SBTB) is very pleased to announce that Rodney R. Reynolds has been unanimously elected a director of the Bank. Mr. Reynolds brings the Bank extensive business and financial experience, as well as dedication to community service. Martin J. Geitz, President & CEO of the Bank, said, "Rod's business acumen, including his investment services and trust experience, his commitment to many important local organizations and his high ethical standards fit well with our Bank's focus and way of doing business. His enthusiasm and active nature will make him a valuable Bank director." Mr. Reynolds said, "I consider it a privilege to join The Simsbury Bank Board of Directors. As a long-time Bank customer and local resident, I know The Simsbury Bank to be an important, respected and vital financial resource for our community. It is an honor to be a part of helping to guide its continued growth and development."

    Mr. Reynolds has had a long and successful career in manufacturing, real estate development, financial services, philanthropy and working with people with special needs. He was a Founding Director of the Trust Company of Connecticut which grew to become one of Connecticut's most respected investment management and trust services providers. The Trust Company was acquired by New Alliance in 2005. His commitment to community is broad. Mr. Reynolds and his wife, Janice, were founders and managers of Equistrides Therapeutic Riding Center, Inc., a North Granby-based non-profit organization. Equistrides was dedicated to providing the proven benefits of therapeutic horseback riding and equine related activities to those with special physical, emotional and cognitive needs. Mr. Reynolds has also served as a Director or Trustee of several other charitable organizations in the greater Hartford area. He and his wife endowed the Janice and Rodney Reynolds Chair in Neurobiology at the University of Connecticut Health Center and established the Rodney & Janice Reynolds Unrestricted Fund at the Jewish Community Foundation of Greater Hartford. The Reynolds make other significant contributions to our communities through The Reynolds Charitable Foundation.

    A citizen of the United States, born in Canada, Mr. Reynolds has been a resident of central Connecticut since 1966. He and his wife reside in North Granby. They have two children, a son and a daughter, also living in the area.

    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $215 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank's parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol
OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com

    CONTACT: The Simsbury Bank & Trust Company
             Susan D. Presutti, 860-408-5493
             fax: 860-408-4679
             spresutti@simsburybank.com